Exhibit 16.2

March 31, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 31, 2022, of LINKBANCORP, Inc. and are in agreement with the statements contained in the fourth and seventh paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ S.R. Snodgrass, PC